Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 33-34037, 333-77167, 333-125260, 333-143372, 333-150942, 333-157392, 333-166484, 333-181339, 333-187948, 333-203704, 333-228927, 333-203704-1, 333-224381, 33-26680, 33-53196, 333-66163, 333-138711, 333-179695, 333-132875, 333-102002, 333-101995, and 333-121368) of Whirlpool Corporation of our report dated July 15, 2022, with respect to the consolidated and combined financial statements of InSinkErator as of September 30, 2020 and 2021, and for the years ended September 30, 2019, 2020, and 2021 incorporated by reference in this Form 8-K/A of Whirlpool Corporation filed December 6, 2022.

/s/KPMG LLP
Milwaukee, Wisconsin
December 6, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.